AFR Inc. Bylaws
1. Offices. The registered office shall be in the City of __Miami___,in the State of ___Florida__. The corporation may also have offices at such other places within and without the State, as the Board of Directors may determine or as the business of the corporation may require.
The Following applies to both Shareholders and The Board of Directors .
2. Meetings. Meetings of the Shareholders and The Board of Directors shall be held at such a place within or without the State as is designated by the Board of Directors.
2.1 Annual Meeting. The Annual Meeting of the Shareholders and the Board of Directors, commencing with the year of Incorporation shall be held on February 13 of each year or at the discretion of the Shareholders.
2.2. Special Meetings. The Special Meeting of the Stockholders and the Board of Directors individually, can be called by the Majority of Approvals of Stockholders and the Chairman of the Board of Directors.
3. Shareholder Rights. Please See Amended and Restated Articles of Incorporation.
4. Action By Written Consent. Please See Amended and Restated Articles of Incorporation.
5. Board of Director Rights. Please See Amended and Restated Articles of Incorporation.
6.  Amendment of or Modification of Bylaws Rights.
6. 1. Shareholders Amendment of or Modification of Bylaws Rights. Majority Shareholders shall have the right to approve, reject, abstain, or effectuate the amend, adopt, or repeal the bylaws or any other material corporate action, documents, or rights. The Board of Directors shall request a Shareholder Meeting or Board of Directors Meeting and request Majority Shareholder Approval for the Amendment of or Modification of bylaws.
6. 2. Board of Directors Amendment of or Modification of
Bylaws. The Board of Directors after receiving approval from Majority Shareholders shall have the right to approve, reject, abstain, or effectuate the amendment or repeal, of bylaws or any other material corporate action, documents, or rights. The Board of Directors shall request a Shareholder Meeting or Board of Directors Meeting and request Majority Shareholder Approval for the Amendment of or Modification of Bylaws.
7. Signature. Amendment adopted March 04, 2019.
1. Chairman of the Board of Directors
Name:_____Kamran_Heydari______  Signature: ____________Date:
March 4, 2019